Exhibit 99.2

Oclaro Announces Preliminary Approval of Opnext Merger Litigation

SAN JOSE, Calif. - December 10, 2012 - Oclaro, Inc. (NASDAQ: OCLR), a tier-one provider and innovator of optical communications and laser solutions (the “Company”), today announced that the Superior Court of California in and for the County of Alameda (the (“Court”) has granted preliminary approval of the previously disclosed proposed settlement of four pending putative class actions filed in that Court challenging the proposed merger between the Company, Tahoe Acquisition Sub, Inc., and Opnext, Inc. (“Opnext”) (the “Merger”): (1) Zilberberg v. Abbe, Case No. RG12623460; (2) Welty v. Bosco, Case No. RG12624240; (3) Greenberg v. Abbe, Case No. RG12624444; and (4) Graf v. Opnext, Inc., Case No. RG12624798. The defendants in each case are Opnext and the members of Opnext’s Board (collectively, the “Opnext Defendants”), and the Company and Tahoe Acquisition Sub, Inc. (collectively, the “Oclaro Defendants”). Each action alleges that the Opnext Defendants breached their fiduciary duties to Opnext stockholders by entering into the Merger Agreement. Each action further alleges that the Oclaro Defendants aided and abetted those breaches of fiduciary duties. The proposed settlement was previously disclosed in a Current Report on Form 8-K that was filed with the Securities and Exchange Commission on November 26, 2012. Under the proposed settlement, the remaining plaintiffs agreed to settle these matters for additional disclosures only, subject to court approval. Plaintiffs have agreed to limit their application for fees and costs to $235,000. In addition, the parties agreed that the two actions filed in the Delaware Court of Chancery challenging the merger, which have been consolidated under the caption In re Opnext, Inc. Shareholders Litigation, C.A. No. 7400-VCL, would be dismissed. The proposed settlement is subject to final Court approval. The Court has set a final approval hearing for January 31, 2013, at 10:00 a.m. in Department 17 of the Court, the Honorable Steven A. Brick, presiding.

The Court’s preliminary approval order requires the Company to provide a detailed notice to shareholders of the terms of the proposed settlement on a Current Report on Form 8-K. The notice may be found at http://investor.oclaro.com/sec.cfm. This detailed notice also contains important information regarding the rights of shareholders with respect to the proposed settlement.

About Oclaro

Oclaro, Inc. (NASDAQ: OCLR) is one of the largest providers of lasers and optical components, modules and subsystems for the optical communications, industrial and consumer laser markets. The company is a global leader dedicated to photonics innovation, with cutting-edge research and development (R&D) and chip fabrication facilities in the U.S., U.K., Italy, Switzerland, Israel, Korea and Japan. It has in-house and contract manufacturing sites in China, Malaysia and Thailand, with design, sales and service organizations in most of the major regions around the world. For more information, visit http://www.oclaro.com.

Safe Harbor Statement

This press release contains forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the final approval of the stipulation of settlement and its terms, including by way of illustration and not limitation, the amount of attorneys’ fees and costs to be awarded to plaintiffs’ counsel, the scope of the releases granted by the class to defendants, the entry of a judgment in the actions pending in Alameda County Superior Court, the dismissal of the actions in Delaware Chancery Court, and the conditions precedent to the settlement becoming effective. The following are illustrative examples of some of the important factors that could cause actual results to differ materially from those in the forward-looking statements. In this regard, objectors may file successful objections to the settlement, plaintiffs may refuse to perform their obligations under the settlement agreement, the Alameda County Superior Court may not approve the proposed settlement, or may materially modify it, for any reason, and the Delaware Chancery Court may not enter the requested anticipated dismissal. Other factors include those disclosed in our Securities and Exchange Commission filings, including our annual report on Form 10-K for the fiscal year ended June 30, 2012, and our quarterly report on Form 10-Q for the three months ended September 29, 2012. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Oclaro, Inc. Contact	Investor Contact
Jerry Turin	Jim Fanucchi
Chief Financial Officer	Summit IR Group Inc.
(408) 383-1400	(408) 404-5400
ir@oclaro.com	ir@oclaro.com